UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BETTER HOME & FINANCE HOLDING COMPANY
(Exact name of registrant as specified in charter)

Delaware	001-40143	93-3029990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 World Trade Center 285 Fulton St., 80th Floor Suite A New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of The Registrant’s Securities to be Registered.

Effective August 20, 2026, the Special Committee of the Board of Directors of Better Home & Finance Holding Company (the “Company”), a Delaware corporation, declared a dividend of (a) one Class A Right (a “Class A Right”) per share of Class A Common Stock, par value $0.0001 per share, (b) one Class B Right (a “Class B Right”) per share of Class B Common Stock, par value $0.0001 per share, and (c) one Class C Right (a “Class C Right”) per share of Class C Common Stock, par value $0.0001 per share (the Class A Rights, Class B Rights and Class C Rights, each a “Right” and collectively, the “Rights”), and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of August 20, 2026 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent. The dividend is payable on August 31, 2026 to the Company’s stockholders of record as of the close of business on that date.

Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share, for $65.00, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 20, 2026 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Better Home & Finance Holding Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed on April 8, 2024).

3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Better Home & Finance Holding Company, dated August 16, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on August 19, 2024).

3.3	By-laws of Better Home & Finance Holding Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on August 25, 2023).

3.4
Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Better Home & Finance Holding Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on August 20, 2026).

4.1
Rights Agreement, dated as of August 20, 2026, by and between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on August 20, 2026).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

BETTER HOME & FINANCE HOLDING COMPANY

	By:	/s/ Paula Tuffin
		Name:	Paula Tuffin
		Title:	General Counsel, Chief Compliance Officer and Secretary

Date: August 20, 2026